Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contacts:
July 27, 2004	Peter Thonis 212-395-2355 peter.thonis@verizon.com

Bob Varettoni 212-395-7726 robert.a.varettoni@verizon.com

Verizon Communications Reports 6% Second-Quarter

Revenue Growth, Led by Wireless Revenue Growth of 25%

Results from Growth Businesses and Continued Strong Operating Margins

Produce Quarterly Earnings of $1.8 Billion, or 64 Cents per Diluted Share

SECOND-QUARTER HIGHLIGHTS

•	Total Company: 6.0 percent growth in operating revenues; 64 cents in diluted earnings per share; consolidated operating income margin (operating income divided by operating revenues) of 20.9 percent

•	Free Cash Flow (non-GAAP, cash from operating activities less capital expenditures and dividends): $1.6 billion in the quarter, up 25.2 percent

•	Wireless: industry-record 1.5 million total net customer additions, 40.4 million total customers; 25.0 percent growth in total revenues; company-record margins, up 570 basis points; company record-low churn (customer turnover) of 1.45 percent per month

•	Broadband DSL (digital subscriber lines): 280,000 net additions in the quarter, contributing to 5.7 percent growth in total data revenues; more than 1 million net additions over the past year, for a total of more than 2.9 million lines

•	Long-Distance: 14.7 percent growth in revenues

Notes: Growth percentages cited above compare second-quarter 2004 with second-quarter 2003. See the schedules accompanying this news release and www.verizon.com/investor for reconciliations to generally accepted accounting principles (GAAP) for the non-GAAP financial measures mentioned in this announcement.

Verizon News Release, page 2

NEW YORK – Verizon Communications Inc. (NYSE:VZ) today reported second-quarter 2004 earnings of $1.8 billion, or 64 cents per diluted share. The results were driven by top-line consolidated revenue growth of 6.0 percent compared with second-quarter 2003 and 25.0 percent revenue growth for Verizon Wireless over the same period.

Consolidated operating revenues were $17.8 billion in the second quarter 2004, compared with $16.8 billion in the second quarter 2003. Growth businesses, such as wireless, data and broadband, accounted for 52 percent of Verizon’s second-quarter 2004 revenues, compared with 46 percent of the company’s second-quarter revenues last year.

Wireless total revenues were $6.8 billion in the second quarter 2004, compared with $5.5 billion in the second quarter 2003. This was the eighth consecutive quarter of double-digit, year-over-year wireless revenue increases.

Domestic Telecom operating revenues were $9.6 billion in the second quarter 2004, a 2.9 percent decrease compared with the second quarter 2003 and a slight increase compared with the first quarter 2004. Second-quarter results included an increase of 14.7 percent in revenues from all long-distance services, which were $1.0 billion compared with $0.9 billion in the second quarter 2003, and an increase of 5.7 percent in total data revenues, which were $1.9 billion compared with $1.8 billion in the second quarter 2003.

‘Sustainable Growth’

“We were on the mark for the first half of 2004, and we are steadily building momentum for sustainable growth into the future,” said Ivan Seidenberg, Verizon chairman and CEO.

“Verizon Wireless again extended its industry leadership with another outstanding quarter of profitable growth, including industry-record net customer additions. We also made headway in offsetting an anticipated decline in traditional wireline revenues with new revenues from broadband DSL, long-distance, data and Enterprise services. Our investments in these areas are paying off, as we continue to transform our revenue mix.

“Our results show that we have been executing on our plans. Cash-generation and our balance sheet remain strong, margins remain solid, and we have remained focused on customer service, product and technology innovation, and productivity improvements.”

Verizon News Release, page 3

Wireless Leadership

Verizon Wireless’ revenue increase of $1.37 billion was the second consecutive quarter of $1 billion-plus year-over-year quarterly revenue increases. The company added 1.5 million net new customers, the largest quarterly customer increase in the history of the company, which was formed in April 2000. Total customers grew 16.8 percent year-over-year to 40.4 million.

Average monthly service revenue per customer was at an all-time high for the company, while cash expense per customer was at an all-time low. The company continued to outperform the wireless sector, delivering record customer and revenue growth, profitability and efficiency.

Solid Margins

Verizon’s consolidated operating income margin rose to 20.9 percent in the second quarter 2004, compared with 16.2 percent in the second quarter 2003. When adjusted to exclude the special and non-recurring items described later in this release as well as, for purposes of this calculation, net pension and OPEB (other post-retirement benefit) expenses or credits, Verizon’s consolidated operating income margin would have been 22.1 percent in the second quarter 2004 and 21.1 percent in the second quarter 2003 (non-GAAP measures).

Verizon Wireless’ operating income margin rose to 23.6 percent in the second quarter 2004, compared with 17.9 percent in the second quarter 2003.

Domestic Telecom’s operating income margin was 14.8 percent in the second quarter 2004, compared with 19.6 percent in the second quarter 2003. When adjusted to exclude the items mentioned above, Domestic Telecom’s operating income margin would have been 17.1 percent in the second quarter 2004 and 18.5 percent in the second quarter 2003 (non-GAAP measures).

Consistent with past practice, Verizon believes that excluding the impact of net pension and OPEB expenses or credits enhances comparability and provides a better picture of operating cost management.

Strong Cash Flows, Reduced Debt

Free cash flow was $1.6 billion for the second quarter of 2004, increasing from $1.3 billion in the second quarter of 2003. Free cash flow for the first half of 2004 was $1.9 billion, compared with $3.6 billion through the first half of 2003. In the first quarter of 2004, Verizon recorded severance payments associated with a 21,000-employee voluntary separation program, and throughout the first half of 2004 the company has invested more capital to fund wireless broadband and other growth initiatives.

Total debt at the end of the second quarter 2004 was $41.9 billion, compared with $45.4 billion at year-end 2003.

Verizon News Release, page 4

Expense Items

Reported operating expenses increased 0.1 percent compared with the second quarter 2003, to $14.1 billion in the second quarter 2004.

Adjusted for special and non-recurring items, operating expenses were $14.2 billion in the second quarter 2004, up 7.3 percent from the second quarter 2003. This increase was driven primarily by the impact of net OPEB costs and by costs associated with Verizon’s growth businesses. Expenses in the second quarter of 2003 included a $72 million net pension and OPEB expense credit, while in the second quarter of 2004 expenses were increased by $268 million for these items.

In Domestic Telecom, wage and salary expenses decreased by more than $200 million year-over-year due to last year’s voluntary separation program. These savings were used to fund increases in sales and marketing expenses and other operating costs in the growth areas of the wireline segment.

Special Items

Second-quarter 2004 reported earnings as well as earnings before special and non-recurring items were 64 cents per share. During the quarter, charges of 4 cents per share related to operating asset losses, pension settlements and the early retirement of debt offset an expense credit of 4 cents per share resulting from the favorable resolution of pre-bankruptcy amounts due from MCI.

By comparison, reported second-quarter 2003 earnings were 12 cents per share. Before non-recurring charges of $1.6 billion — primarily related to the sale of Verizon’s interest in Mexican wireless carrier Grupo Iusacell; severance, pension and other benefits costs; and other costs, including lease impairments and the early retirement of debt — second-quarter 2003 earnings were 69 cents per share.

Verizon News Release, page 5

Business Segment Highlights

Following are second-quarter 2004 highlights from Verizon’s four business segments.

Domestic Telecom:

•	Verizon’s total of more than 2.9 million DSL lines at the end of the quarter represents a 52.5 percent year-over-year growth rate. DSL revenues contributed to Verizon’s total data revenue increase of 5.7 percent over last year’s second quarter. DSL and long-distance lines are not included in the company’s total of 54.4 million switched access lines in service as of the end of the second quarter.

•	Revenues for all long-distance services, including traditional intra-region toll services, increased 14.7 percent compared with second quarter 2003, to $1.0 billion in the quarter.

•	Taking into account the retroactive long-distance line adjustment that Verizon announced earlier this month, the company had 16.8 million long-distance lines in service as of the end of the quarter, a 21.4 percent year-over-year increase on a comparable basis.

•	Approximately 50 percent of Verizon residential customers have purchased local services in combination with either Verizon long-distance or Verizon DSL, or both.

•	The average revenue per month per Verizon residential wireline customer increased nearly 6 percent in the second quarter 2004, compared with the second quarter 2003.

•	Approximately 3.8 million Verizon Freedom packages were in service to residential and business customers as of the end of the quarter. Verizon Freedom plans help retain and win back customers by offering local services with various combinations of long-distance, wireless and Internet access, available on one bill.

•	Domestic Telecom’s cash expenses, excluding net pension and OPEB expenses, were $5.8 billion in the second quarter 2004, a 0.2 percent decrease from the second quarter 2003.

•	Verizon’s Enterprise Solutions Group continued expanding its successful Enterprise Advance initiative, achieving more than 650 sales in the second quarter. Enterprise Advance is Verizon’s initiative to connect and extend its local networks and services to the national large-business market. As part of this initiative, two new national services were launched in the quarter, national IP Virtual Private Network Services and National Transparent Local Area Network Services.

Verizon News Release, page 6

Wireless:

•	Verizon Wireless’ 40.4 million customer count at the end of the quarter was up 16.8 percent year-over-year and included 38.7 million retail customers. Retail gross additions increased 7.7 percent over the second quarter 2003. Retail net additions increased 20.4 percent to 1.46 million customers — a quarterly record — of the company’s 1.53 million total net additions.

•	Average monthly churn, a key gauge of customer satisfaction, reached a record-low of 1.45 percent. Churn among retail post-pay customers, who constitute 92 percent of the company’s base, was a record-low 1.2 percent. This record churn performance was achieved in the same quarter that wireless local number portability was expanded beyond the top 100 markets to the entire country.

•	Average monthly service revenue per customer increased 3.2 percent year-over-year to $50.80. Service revenue for the quarter was $6.0 billion, up 20.6 percent. The company does not include taxes and regulatory fees in service revenue.

•	Continuing its industry-leading cost management, the company’s cash expense per customer decreased 7.4 percent over the prior-year second quarter to a record low. This is the fourth consecutive quarter in which cash expense per customer has declined over the preceding sequential quarter, a particularly significant achievement given the high volume of new customers in those quarters.

•	Verizon Wireless’ EBITDA margin was at a company-record 45.0 percent for the second quarter 2004. (EBITDA — or earnings before interest, taxes, depreciation and amortization — is a non-GAAP measure determined by adding depreciation and amortization to operating income; EBITDA margin is calculated by dividing EBITDA by Verizon Wireless’ service revenues.) Operating income margin of 23.6 percent was the highest quarterly margin since the company was formed. Quarterly operating income grew 64.6 percent year-over-year to $1.6 billion.

•	During the quarter, business and consumer demand for data services continued strong with data services contributing 4.2 percent, or $255 million, of second-quarter total service revenue, up from 3.6 percent in the first quarter 2004 and 1.7 percent in the second quarter 2003.

•	The company has committed to having BroadbandAccess, the only wireless wide-area broadband service in the nation, in one-third of its network by year-end. In the second quarter, the company continued to expand its roster of data offerings. For the Enterprise customer, the company launched VZ AccessManager to customize and simplify remote access to Verizon Wireless’ high-speed NationalAccess and BroadbandAccess from laptops and PDAs. The company launched MobileWeb 2.0, an enhanced portal to news, tools and content, and the LG 7000 handset with video messaging, and also expanded its International Text messaging to 28 countries.

Verizon News Release, page 7

•	For the quarter, there were 2.3 billion text messages, 21 million picture messages and 23.4 million Get It Now downloads of games and exclusive content. The company offers more than 500 downloadable applications.

•	The company announced it will purchase from NextWave Telecom a 10 MHz license for the New York metropolitan area, and 62 Qwest Communications licenses in the West and Midwest, primarily to increase network capacity to meet growing demand for voice and data services in markets the company already serves. The purchases are expected to close in the fourth quarter of 2004 or early 2005.

•	Verizon Wireless continued to lead the industry in customer satisfaction, according to the latest American Customer Satisfaction Index, a uniform and independent measure of household consumption experience, produced through a partnership of the University of Michigan Business School, the American Society for Quality and the international consulting firm CFI Group.

Information Services:

•	Verizon Information Services (VIS) revenue of $986 million decreased 6.0 percent for the second quarter 2004 compared with the second quarter 2003, primarily due to reduced domestic print advertising revenue and the elimination of revenue from the 2003 sale of European operations. Excluding these European operations in 2003, this decline would have been 2.6 percent.

•	VIS’ domestic online directory and search service, SuperPages.com, continues to achieve strong growth as demonstrated by a 14.5 percent increase in revenue and a 44 percent increase in searches over the second quarter 2003.

•	In the second quarter, VIS continued its market expansion strategy by introducing print directories in Miami and West Palm Beach, Fla.

International:

•	Second-quarter revenues were $506 million compared with $509 million in the second quarter 2003. Revenues reflect operational growth in the Dominican Republic as well as a favorable adjustment to carrier access revenues in Puerto Rico, largely offset by deteriorating foreign exchange rates in the Dominican Republic.

•	Second-quarter segment income of $287 million represented a decrease of 8.6 percent from the second quarter 2003. This primarily resulted from deteriorating foreign exchange rates in the Dominican Republic and lower asset sales, offset by operational growth at both Verizon Dominicana and Vodafone Omnitel, Verizon’s equity investment in Italy, as well as favorable revenue and expense adjustments realized in Puerto Rico compared with the prior-year quarter.

Verizon News Release, page 8

•	Verizon’s 23.1 percent investment in Vodafone Omnitel is a significant contributor to segment results, based on strong operational performance and favorable foreign currency exchange rates.

A Dow 30 company, Verizon Communications (NYSE:VZ) is one of the world’s leading providers of communications services, with approximately $68 billion in annual revenues. Verizon companies are the largest providers of wireline and wireless communications in the United States. Verizon is also the largest directory publisher in the world, as measured by directory titles and circulation. Verizon’s international presence includes wireline and wireless communications operations and investments, primarily in the Americas and Europe. For more information, visit www.verizon.com.

####

VERIZON’S ONLINE NEWS CENTER: Verizon news releases, executive speeches and biographies, media contacts and other information are available at Verizon’s News Center on the World Wide Web at www.verizon.com/news. To receive news releases by e-mail, visit the News Center and register for customized automatic delivery of Verizon news releases.

NOTE: This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic and industry conditions and labor matters, including workforce levels and labor negotiations, and any resulting financial and/or operational impact, in the markets served by us or by companies in which we have substantial investments; material changes in available technology; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; the final results of federal and state regulatory proceedings concerning our provision of retail and wholesale services and judicial review of those results; the effects of competition in our markets; our ability to satisfy regulatory merger conditions; the ability of Verizon Wireless to continue to obtain sufficient spectrum resources; and changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings.

Verizon Communications Inc.

Consolidated Statements of Income

	(dollars in millions, except per share amounts)
Unaudited	3 Mos. Ended 6/30/04	3 Mos. Ended 6/30/03	% Change	6 Mos. Ended 6/30/04	6 Mos. Ended 6/30/03	% Change
Operating Revenues	$17,838	$16,829	6.0	$34,974	$33,319	5.0
Operating Expenses
Cost of services and sales	5,641	5,042	11.9	11,151	10,166	9.7
Selling, general & administrative expense	5,029	5,673	(11.4)	10,732	9,965	7.7
Depreciation and amortization expense	3,440	3,384	1.7	6,868	6,751	1.7

Total Operating Expenses	14,110	14,099.1		28,751	26,882	7.0
Operating Income	3,728	2,730	36.6	6,223	6,437	(3.3)
Equity in earnings of unconsolidated businesses	212	167	26.9	411	315	30.5
Income from other unconsolidated businesses	—	60	(100.0)	72	79	(8.9)
Other income and (expense), net	(2)	(46)	(95.7)	(36)	11	*
Interest expense	(594)	(692)	(14.2)	(1,232)	(1,447)	(14.9)
Minority interest	(676)	(380)	77.9	(1,153)	(722)	59.7

Income Before Provision for Income Taxes, Discontinued Operations and Cumulative Effect of Accounting Change	2,668	1,839	45.1	4,285	4,673	(8.3)
Provision for income taxes	(871)	(573)	52.0	(1,289)	(1,497)	(13.9)

Income Before Discontinued Operations and Cumulative Effect of Accounting Change	1,797	1,266	41.9	2,996	3,176	(5.7)
Discontinued Operations
Loss from operations of Iusacell	—	(952)	(100.0)	—	(957)	(100.0)
Income tax benefit	—	24	(100.0)	—	22	(100.0)

Loss on discontinued operations	—	(928)	(100.0)	—	(935)	(100.0)
Cumulative Effect of Accounting Change, Net of Tax	—	—	*	—	503	(100.0)

Net Income	$1,797	$338	*	$2,996	$2,744	9.2

Basic Earnings per Share	$.65	$.12	*	$1.08	$1.00	8.0
Weighted average number of common shares (in millions)	2,770	2,754		2,770	2,751
Diluted Earnings per Share(1)	$.64	$.12	*	$1.07	$.99	8.1
Weighted average number of common shares-assuming dilution (in millions)	2,804	2,786		2,804	2,783

Footnote:

(1)	Diluted Earnings per Share include income related to share dilution (exchangeable equity interests) of $7 million and $13 million for the second quarter and year-to-date 2004, respectively, $4 million and $9 million for the second quarter and year-to-date 2003, respectively, and the dilutive effect of shares issuable under our stock-based compensation plans and exchangeable equity interests, which represent the only potential dilution.

*	Not meaningful

Verizon Communications Inc.

Consolidated Statements of Income Before Special Items

	(dollars in millions, except per share amounts)
Unaudited	3 Mos. Ended 6/30/04	3 Mos. Ended 6/30/03	% Change	6 Mos. Ended 6/30/04	6 Mos. Ended 6/30/03	% Change
Operating Revenues
Domestic Telecom	$9,622	$9,905	(2.9)	$19,236	$19,846	(3.1)
Domestic Wireless	6,847	5,477	25.0	13,009	10,563	23.2
Information Services	986	1,049	(6.0)	1,985	2,070	(4.1)
International	506	509	(.6)	974	1,026	(5.1)
Other	(123)	(111)	10.8	(230)	(186)	23.7

Total Operating Revenues	17,838	16,829	6.0	34,974	33,319	5.0

Operating Expenses
Cost of services and sales	5,641	5,042	11.9	11,151	10,166	9.7
Selling, general & administrative expense	5,089	4,779	6.5	10,064	9,071	10.9
Depreciation and amortization expense	3,440	3,384	1.7	6,868	6,751	1.7

Total Operating Expenses	14,170	13,205	7.3	28,083	25,988	8.1

Operating Income	3,668	3,624	1.2	6,891	7,331	(6.0)
Equity in earnings of unconsolidated businesses	212	167	26.9	411	315	30.5
Income from other unconsolidated businesses	—	60	(100.0)	29	79	(63.3)
Other income and (expense), net	10	15	(33.3)	19	72	(73.6)
Interest expense	(594)	(692)	(14.2)	(1,232)	(1,447)	(14.9)
Minority interest	(676)	(380)	77.9	(1,153)	(722)	59.7

Income Before Provision for Income Taxes and Discontinued Operations	2,620	2,794	(6.2)	4,965	5,628	(11.8)
Provision for income taxes	(833)	(889)	(6.3)	(1,549)	(1,813)	(14.6)

Income Before Discontinued Operations	1,787	1,905	(6.2)	3,416	3,815	(10.5)
Discontinued Operations
Income from operations of Iusacell	—	6	(100.0)	—	1	(100.0)
Provision for income taxes	—	(2)	(100.0)	—	(4)	(100.0)

Income (loss) on discontinued operations	—	4	(100.0)	—	(3)	(100.0)

Net Income Before Special Items	$1,787	$1,909	(6.4)	$3,416	$3,812	(10.4)

Basic Earnings per Share	$.65	$.69	(5.8)	$1.23	$1.39	(11.5)
Weighted average number of common shares (in millions)	2,770	2,754		2,770	2,751
Diluted Adjusted Earnings per Share	$.64	$.69	(7.2)	$1.22	$1.37	(10.9)
Weighted average number of common shares-assuming dilution (in millions)	2,804	2,786		2,804	2,783

Verizon Communications Inc.

Consolidated Statements of Income - Reconciliations

	(dollars in millions, except per share amounts)
		Special and Non- Recurring Items
Unaudited	3 Mos. Ended 6/30/04 Reported (GAAP)	Severance, Pension and Benefit Charges	Other Special Items	3 Mos. Ended 6/30/04 Before Special Items
Operating Revenues	$17,838	$—	$—	$17,838
Operating Expenses
Cost of services and sales	5,641	—	—	5,641
Selling, general & administrative expense	5,029	(31)	91	5,089
Depreciation and amortization expense	3,440	—	—	3,440

Total Operating Expenses	14,110	(31)	91	14,170

Operating Income	3,728	31	(91)	3,668
Equity in earnings of unconsolidated businesses	212	—	—	212
Income from other unconsolidated businesses	—	—	—	—
Other income and (expense), net	(2)	—	12	10
Interest expense	(594)	—	—	(594)
Minority interest	(676)	—	—	(676)

Income Before Provision for Income Taxes	2,668	31	(79)	2,620
Provision for income taxes	(871)	(12)	50	(833)

Net Income	$1,797	$19	$(29)	$1,787

Basic Earnings per Common Share(1)	$.65	$.01	$(.01)	$.65
Diluted Earnings per Common Share(1)	$.64	$.01	$(.01)	$.64

		Special and Non-Recurring Items
Unaudited	3 Mos. Ended 6/30/03 Reported (GAAP)	Iusacell Charge	Severance, Pension and Benefit Charges	Lease Impairment and Other Special Charges	3 Mos. Ended 6/30/03 Before Special Items
Operating Revenues	$16,829	$—	$—	$—	$16,829
Operating Expenses
Cost of services and sales	5,042	—	—	—	5,042
Selling, general & administrative expense	5,673	—	(697)	(197)	4,779
Depreciation and amortization expense	3,384	—	—	—	3,384

Total Operating Expenses	14,099	—	(697)	(197)	13,205

Operating Income	2,730	—	697	197	3,624
Equity in earnings of unconsolidated businesses	167	—	—	—	167
Income from other unconsolidated businesses	60	—	—	—	60
Other income and (expense), net	(46)	—	—	61	15
Interest expense	(692)	—	—	—	(692)
Minority interest	(380)	—	—	—	(380)

Income Before Provision for Income Taxes and Discontinued Operations	1,839	—	697	258	2,794
Provision for income taxes	(573)	—	(262)	(54)	(889)

Income Before Discontinued Operations	1,266	—	435	204	1,905
Discontinued Operations
Income (loss) from operations of Iusacell	(952)	957	1	—	6
Income tax benefit (provision)	24	(26)	—	—	(2)

Income (loss) on discontinued operations	(928)	931	1	—	4

Net Income	$338	$931	$436	$204	$1,909

Basic Earnings per Common Share(1)	$.12	$.34	$.16	$.07	$.69
Diluted Earnings per Common Share(1)	$.12	$.33	$.16	$.07	$.69

Footnote:

(1)	EPS totals may not add across due to rounding.

Note: See www.verizon.com/investor for a reconciliation of other non-GAAP measures included in this Quarterly Bulletin.

Verizon Communications Inc.

Consolidated Statements of Income – Reconciliations

	(dollars in millions, except per share amounts)
		Special and Non-Recurring Items
Unaudited	6 Mos. Ended 6/30/04 Reported (GAAP)	Severance, Pension and Benefit Charges	Sales of Investments, Net	Other Special Items	6 Mos. Ended 6/30/04 Before Special Items
Operating Revenues	$34,974	$—	$—	$—	$34,974
Operating Expenses
Cost of services and sales	11,151	—	—	—	11,151
Selling, general & administrative expense	10,732	(759)	—	91	10,064
Depreciation and amortization expense	6,868	—	—	—	6,868

Total Operating Expenses	28,751	(759)	—	91	28,083

Operating Income	6,223	759	—	(91)	6,891
Equity in earnings of unconsolidated businesses	411	—	—	—	411
Income from other unconsolidated businesses	72	—	(43)	—	29
Other income and (expense), net	(36)	—	—	55	19
Interest expense	(1,232)	—	—	—	(1,232)
Minority interest	(1,153)	—	—	—	(1,153)

Income Before Provision for Income Taxes	4,285	759	(43)	(36)	4,965
Provision for income taxes	(1,289)	(294)	—	34	(1,549)

Net Income	$2,996	$465	$(43)	$(2)	$3,416

Basic Earnings per Common Share(1)	$1.08	$.17	$(.02)	$—	$1.23
Diluted Earnings per Common Share(1)	$1.07	$.17	$(.02)	$—	$1.22

		Special and Non-Recurring Items
Unaudited	6 Mos. Ended 6/30/03 Reported (GAAP)	Iusacell Charge	Severance, Pension and Benefit Charges	Lease Impairment and Other Special Charges	Cumulative Effect of Accounting Change	6 Mos. Ended 6/30/03 Before Special Items
Operating Revenues	$33,319	$—	$—	$—	$—	$33,319
Operating Expenses
Cost of services and sales	10,166	—	—	—	—	10,166
Selling, general & administrative expense	9,965	—	(697)	(197)	—	9,071
Depreciation and amortization expense	6,751	—	—	—	—	6,751

Total Operating Expenses	26,882	—	(697)	(197)	—	25,988

Operating Income	6,437	—	697	197	—	7,331
Equity in earnings of unconsolidated businesses	315	—	—	—	—	315
Income from other unconsolidated businesses	79	—	—	—	—	79
Other income and (expense), net	11	—	—	61	—	72
Interest expense	(1,447)	—	—	—	—	(1,447)
Minority interest	(722)	—	—	—	—	(722)

Income Before Provision for Income Taxes, Discontinued Operations and Cumulative Effect of Accounting Change	4,673	—	697	258	—	5,628
Provision for income taxes	(1,497)	—	(262)	(54)	—	(1,813)

Income Before Discontinued Operations and Cumulative Effect of Accounting Change	3,176	—	435	204	—	3,815
Discontinued Operations
Income (loss) from operations of Iusacell	(957)	957	1	—	—	1
Income tax benefit (provision)	22	(26)	—	—	—	(4)

Loss on discontinued operations	(935)	931	1	—	—	(3)
Cumulative Effect of Accounting Change, Net of Tax	503	—	—	—	(503)	—

Net Income	$2,744	$931	$436	$204	$(503)	$3,812

Basic Earnings per Common Share(1)	$1.00	$.34	$.16	$.07	$(.18)	$1.39
Diluted Earnings per Common Share(1)	$.99	$.33	$.16	$.07	$(.18)	$1.37

Footnote:

(1)	EPS totals may not add across due to rounding.

Note: See www.verizon.com/investor for a reconciliation of other non-GAAP measures included in this Quarterly Bulletin.

Verizon Communications Inc.

Selected Financial and Operating Statistics

	(dollars in millions, except per share amounts)
Unaudited	3 Mos. Ended 6/30/04	3 Mos. Ended 6/30/03	6 Mos. Ended 6/30/04	6 Mos. Ended 6/30/03
Debt to debt and shareowners’ equity ratio-end of period	55.1%	58.8%	55.1%	58.8%

Book value per common share	$12.32	$12.42	$12.32	$12.42

Cash dividends declared per common share	$.385	$.385	$.77	$.77

Common shares outstanding (in millions)
End of period	2,768	2,756	2,768	2,756

Capital expenditures (including capitalized software)
Domestic Telecom	$1,660	$1,733	$2,942	$3,019
Domestic Wireless	1,433	989	2,747	2,096
Information Services	19	24	34	42
International	69	75	97	123
Other	3	7	7	14

Total	$3,184	$2,828	$5,827	$5,294

Total employees	207,867	221,139	207,867	221,139

Verizon Communications Inc.

Consolidated Balance Sheets

	(dollars in millions)
Unaudited	6/30/04	12/31/03	$ Change
Assets
Current assets
Cash and cash equivalents	$608	$699	$(91)
Short-term investments	1,390	2,172	(782)
Accounts receivable, net	9,618	9,905	(287)
Inventories	1,362	1,283	79
Assets held for sale	935	—	935
Prepaid expenses and other	3,482	4,234	(752)

Total current assets	17,395	18,293	(898)

Plant, property and equipment	181,437	180,975	462
Less accumulated depreciation	107,896	105,659	2,237

	73,541	75,316	(1,775)

Investments in unconsolidated businesses	5,679	5,789	(110)
Wireless licenses	41,075	40,907	168
Goodwill	1,364	1,389	(25)
Other intangible assets, net	4,478	4,733	(255)
Other assets	18,906	19,541	(635)

Total Assets	$162,438	$165,968	$(3,530)

Liabilities and Shareowners’ Investment
Current liabilities
Debt maturing within one year	$4,439	$5,967	$(1,528)
Accounts payable and accrued liabilities	12,491	14,699	(2,208)
Liabilities related to assets held for sale	502	—	502
Other	5,941	5,904	37

Total current liabilities	23,373	26,570	(3,197)

Long-term debt	37,449	39,413	(1,964)
Employee benefit obligations	17,255	16,759	496
Deferred income taxes	21,876	21,708	168
Other liabilities	3,565	3,704	(139)

Minority interest	24,821	24,348	473

Shareowners’ investment
Common stock	277	277	—
Contributed capital	25,461	25,363	98
Reinvested earnings	10,275	9,409	866
Accumulated other comprehensive loss	(1,669)	(1,250)	(419)

	34,344	33,799	545

Less common stock in treasury, at cost	180	115	65
Less deferred compensation - employee stock ownership plans and other	65	218	(153)

Total shareowners’ investment	34,099	33,466	633

Total Liabilities and Shareowners’ Investment	$162,438	$165,968	$(3,530)

Verizon Communications Inc.

Condensed Consolidated Statements of Cash Flows

	(dollars in millions)
Unaudited	6 Mos. Ended 6/30/04	6 Mos. Ended 6/30/03	$ Change
Cash Flows From Operating Activities
Income before discontinued operations and cumulative effect of accounting change	$2,996	$3,176	$(180)
Adjustments to reconcile income before discontinued operations and cumulative effect of accounting change to net cash provided by operating activities:
Depreciation and amortization expense	6,868	6,751	117
Employee retirement benefits	1,412	170	1,242
Deferred income taxes	473	752	(279)
Provision for uncollectible accounts	512	904	(392)
Income from unconsolidated businesses	(483)	(394)	(89)
Changes in current assets and liabilities, net of effects from acquisition/disposition of businesses	(2,325)	(134)	(2,191)
Other, net	438	(256)	694

Net cash provided by operating activities	9,891	10,969	(1,078)

Cash Flows From Investing Activities
Capital expenditures (including capitalized software)	(5,827)	(5,294)	(533)
Acquisitions, net of cash acquired, and investments	(55)	(1,033)	978
Proceeds from disposition of businesses	117	—	117
Net change in short-term investments	759	1,145	(386)
Other, net	247	98	149

Net cash used in investing activities	(4,759)	(5,084)	325

Cash Flows From Financing Activities
Proceeds from long-term borrowings	500	2,815	(2,315)
Repayments of long-term borrowings and capital lease obligations	(4,765)	(8,573)	3,808
Increase in short-term obligations, excluding current maturities	1,254	1,109	145
Dividends paid	(2,131)	(2,115)	(16)
Proceeds from sale of common stock	91	471	(380)
Other, net	(172)	(194)	22

Net cash used in financing activities	(5,223)	(6,487)	1,264

Decrease in cash and cash equivalents	(91)	(602)	511
Cash and cash equivalents, beginning of period	699	1,422	(723)

Cash and cash equivalents, end of period	$608	$820	$(212)

Verizon Communications Inc.

Domestic Telecom – Selected Financial Results

	(dollars in millions)
Unaudited	3 Mos. Ended 6/30/04	3 Mos. Ended 6/30/03	% Change	6 Mos. Ended 6/30/04	6 Mos. Ended 6/30/03	% Change
Operating Revenues
Local services	$4,655	$4,903	(5.1)	$9,336	$9,803	(4.8)
Network access services	3,046	3,229	(5.7)	6,145	6,553	(6.2)
Long distance services	1,033	901	14.7	2,031	1,782	14.0
Other services	888	872	1.8	1,724	1,708.9

Total Operating Revenues	9,622	9,905	(2.9)	19,236	19,846	(3.1)

Operating Expenses
Cost of services and sales	3,642	3,413	6.7	7,360	6,936	6.1
Selling, general & administrative expense	2,343	2,253	4.0	4,492	4,253	5.6
Depreciation and amortization expense	2,209	2,300	(4.0)	4,466	4,631	(3.6)

Total Operating Expenses	8,194	7,966	2.9	16,318	15,820	3.1

Operating Income	$1,428	$1,939	(26.4)	$2,918	$4,026	(27.5)
Operating Income Margin	14.8%	19.6%		15.2%	20.3%

Segment Income	$683	$915	(25.4)	$1,380	$1,922	(28.2)

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Verizon Communications Inc.

Domestic Telecom – Selected Operating Statistics

Unaudited	3 Mos. Ended 6/30/04	3 Mos. Ended 6/30/03	% Change	6 Mos. Ended 6/30/04	6 Mos. Ended 6/30/03	% Change
Switched access lines in service (000)
Residence	35,256	36,885	(4.4)	35,256	36,885	(4.4)
Business	18,651	19,389	(3.8)	18,651	19,389	(3.8)
Public	444	487	(8.8)	444	487	(8.8)

Total	54,351	56,761	(4.2)	54,351	56,761	(4.2)
Special DS0 equivalents	87,690	80,855	8.5	87,690	80,855	8.5

Total voice grade equivalents (000)	142,041	137,616	3.2	142,041	137,616	3.2

Resale & UNE-P lines (000)	6,597	4,999	32.0	6,597	4,999	32.0
Minutes of use from Carriers and CLECs (in millions)	56,626	59,966	(5.6)	115,099	120,843	(4.8)
Long distance lines (1) (000)	16,788	13,824	21.4	16,788	13,824	21.4
DSL lines (000)	2,944	1,931	52.5	2,944	1,931	52.5

High capacity and digital data revenues ($ in millions)
Data transport	$1,732	$1,647	5.2	$3,426	$3,318	3.3
Data solutions	183	164	11.6	348	299	16.4

Total revenues	$1,915	$1,811	5.7	$3,774	$3,617	4.3

Footnote:

(1)	Includes long distance line adjustments of 1,487,000 lines in the second quarter of 2004 related to first quarter 2004 reported long distance lines and 782,000 lines in the second quarter of 2003. These adjustments pertain to an overstatement of long distance lines discovered through an ongoing internal review in the second quarter of 2004 and was the result of an internal system database issue.

Verizon Communications Inc.

Verizon Wireless – Selected Financial Results

	(dollars in millions)
Unaudited	3 Mos. Ended 6/30/04	3 Mos. Ended 6/30/03	% Change	6 Mos. Ended 6/30/04	6 Mos. Ended 6/30/03	% Change
Revenues
Service revenues	$6,043	$5,011	20.6	$11,544	$9,671	19.4
Equipment and other	804	466	72.5	1,465	892	64.2

Total Revenues	6,847	5,477	25.0	13,009	10,563	23.2

Operating Expenses
Cost of services and sales	1,854	1,567	18.3	3,512	3,006	16.8
Selling, general & administrative expense	2,275	1,973	15.3	4,522	3,839	17.8
Depreciation and amortization expense	1,103	956	15.4	2,158	1,863	15.8

Total Operating Expenses	5,232	4,496	16.4	10,192	8,708	17.0

Operating Income	$1,615	$981	64.6	$2,817	$1,855	51.9

Operating Income Margin	23.6%	17.9%		21.7%	17.6%

Segment Income	$453	$257	76.3	$771	$475	62.3

Selected Operating Statistics
Subscribers (000)	40,444	34,619	16.8	40,444	34,619	16.8
Penetration	16.8%	14.8%		16.8%	14.8%
Subscriber net adds in period(1) (000)	1,535	1,295	18.5	2,922	2,128	37.3
Total churn rate, including prepaid	1.4%	1.7%		1.5%	1.9%

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

(1)	Includes acquisition of 6,000 subscribers in the first quarter of 2003.

Verizon Communications Inc.

Information Services – Selected Financial Results

	(dollars in millions)
Unaudited	3 Mos. Ended 6/30/04	3 Mos. Ended 6/30/03	% Change	6 Mos. Ended 6/30/04	6 Mos. Ended 6/30/03	% Change
Operating Revenues	$986	$1,049	(6.0)	$1,985	$2,070	(4.1)

Operating Expenses
Cost of services and sales	157	160	(1.9)	312	314	(.6)
Selling, general & administrative expense	374	361	3.6	722	705	2.4
Depreciation and amortization expense	24	23	4.3	48	44	9.1

Total Operating Expenses	555	544	2.0	1,082	1,063	1.8

Operating Income	$431	$505	(14.7)	$903	$1,007	(10.3)

Operating Income Margin	43.7%	48.1%		45.5%	48.6%

Segment Income	$258	$299	(13.7)	$545	$599	(9.0)

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Verizon Communications Inc.

International - Selected Financial Results

	(dollars in millions)
Unaudited	3 Mos. Ended 6/30/04	3 Mos. Ended 6/30/03	% Change	6 Mos. Ended 6/30/04	6 Mos. Ended 6/30/03	% Change
Operating Revenues	$506	$509	(.6)	$974	$1,026	(5.1)

Operating Expenses
Cost of services and sales	156	140	11.4	303	278	9.0
Selling, general & administrative expense	87	195	(55.4)	215	351	(38.7)
Depreciation and amortization expense	80	85	(5.9)	157	172	(8.7)

Total Operating Expenses	323	420	(23.1)	675	801	(15.7)

Operating Income	$183	$89	105.6	$299	$225	32.9

Operating Income Margin	36.2%	17.5%		30.7%	21.9%

Equity in Earnings of Unconsolidated Businesses	$249	$206	20.9	$488	$392	24.5

Income from Other Unconsolidated Businesses	$—	$59	(100.0)	$29	$89	(67.4)

Segment Income	$287	$314	(8.6)	$568	$580	(2.1)

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Verizon Communications Inc.

Other Reconciliations

	(dollars in millions)
Unaudited	3 Mos. Ended 6/30/04	3 Mos. Ended 6/30/03
Operating Income Margin Excluding Special and Non-recurring Items and Net Pension/OPEB - Total Verizon
Operating revenues	$17,838	$16,829

Reported operating income	$3,728	$2,730
Special and non-recurring items	(60)	894
Net pension/OPEB expense (credit)	268	(72)

Operating income excluding special and non-recurring items and net pension/OPEB	$3,936	$3,552

Reported operating income margin	20.9%	16.2%
Operating income margin excluding special and non-recurring items and net pension/OPEB	22.1%	21.1%

Operating Income Margin Excluding Net Pension/OPEB - Domestic Telecom
Total operating revenues	$9,622	$9,905

Operating income	$1,428	$1,939
Net pension/OPEB expense (credit)	220	(111)

Operating income excluding net pension/OPEB	$1,648	$1,828

Operating income margin	14.8%	19.6%
Operating income margin excluding net pension/OPEB	17.1%	18.5%

Unaudited	3 Mos. Ended 6/30/04	3 Mos. Ended 6/30/03
Domestic Telecom Cash Operating Expense Excluding Net Pension/OPEB
Domestic Telecom operating expenses	$8,194	$7,966
Less: Domestic Telecom depreciation and amortization	(2,209)	(2,300)
Net pension/OPEB credit (expense)	(220)	111

Domestic Telecom cash operating expense excluding net pension/OPEB	$5,765	$5,777

Unaudited	3 Mos. Ended 6/30/04	3 Mos. Ended 6/30/03
Free Cash Flow
Cash from operating activities	$5,853	$5,167
Less: Capital expenditures (including capitalized software)	(3,184)	(2,828)
Dividends paid	(1,066)	(1,059)

Free Cash Flow	$1,603	$1,280

Unaudited	3 Mos. Ended 6/30/04	3 Mos. Ended 6/30/03
Cash Flow Summary
Cash provided by operating activities	$5,853	$5,167
Cash used in investing activities	(2,670)	(2,991)
Cash used in financing activities	(3,175)	(5,487)

Increase (decrease) in cash and cash equivalents	8	(3,311)
Cash and cash equivalents, beginning of period	600	4,131

Cash and cash equivalents, end of period	$608	$820

Unaudited	3 Mos. Ended 6/30/04	3 Mos. Ended 6/30/03
Verizon Information Services Revenues - Adjusted to Exclude European Operations
Operating revenues	$986	$1,049
Revenue from European operations sold in 2003	—	(37)

Revenues excluding European operations	$986	$1,012

Revenue growth rate	(6.0)%
Revenue growth rate adjusting for European operations sold	(2.6)%

Verizon Communications Inc.

Other Reconciliations

	(dollars in millions)
Unaudited	3 Mos. Ended 6/30/04	3 Mos. Ended 6/30/03
EBITDA - Verizon Wireless
Segment income:
Domestic Telecom	$683	$915
Verizon Wireless	453	257
Information Services	258	299
International	287	314

Total segments	1,681	1,785
Corporate and other	116	(1,447)

Consolidated net income	$1,797	$338

Verizon Wireless EBITDA
Segment income	$453	$257
Add/subtract non-operating items:
Provision for income taxes	358	209
Minority interest	639	369
Interest expense	170	153
Other income/(expense), net	(2)	(3)
Equity in earnings of unconsolidated businesses	(3)	(4)

Operating income	1,615	981
Add depreciation and amortization expense	1,103	956

Verizon Wireless EBITDA	$2,718	$1,937

Verizon Wireless total revenues	$6,847	$5,477

Verizon Wireless service revenues	$6,043	$5,011

Verizon Wireless operating income margin	23.6%	17.9%

Verizon Wireless EBITDA margin	45.0%	38.7%